EXHIBIT 23.1

kpmg

   KPMG LLP
   CHARTERED ACCOUNTANTS                Telephone         (416) 228-7000
   Yonge Corporate Centre               Telefax           (416) 228-7123
   4100 Yonge Street Suite 200                             www.kpmg.ca
   North York ON M2P 2H3
   Canada


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Diversinet Corp.

We consent to incorporation by reference in the registration statement (No. 333-113646) on Form F-3/A1, the amended registration statement (No. 333-107251) on Form F-3/A and the registration statement (No. 333-103356) on Form S-8 of our report dated February 19, 2004, with respect to the consolidated balance sheets of Diversinet Corp. as of December 31, 2003, October 31, 2003 and October 31, 2002, and the related consolidated statements of earnings and deficit and cash flows for each of the years in the three year period ended October 31, 2003 and the fourteen month period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 20-F of Diversinet Corp. Our report dated February 19, 2004 included additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP


Toronto, Canada
April 16, 2004



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